UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6

File No. 333-164086

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EnviraTrends, Inc.

(Name of small business issuer in our charter)

Wyoming	5900	27-0566627

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	IRS I.D.

1900 Main Street Suite 312 Sarasota, FL	34236

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number:  941.365.8835

WYOMING CORPORATE SERVICES, INC.
2710 Thomes Ave.
Cheyenne, Wyoming 82001

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐	Accelerated Filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee [1] [2]
Common Stock offered by the Selling Stockholders [3]	550,000	$0.02	$11,000	$1.00

(1) Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on recent prices of private transactions.

(2) Calculated under Section 6(b) of the Securities Act of 1933 as .0000713 of the aggregate offering price.

(3) Represents shares of the registrant’s common stock being registered for resale that have been issued to the selling shareholders named in this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Wyoming Business Corporation Law (W.S. 17-16-851 and 17-16-856) authorizes indemnification for directors, officers and other individuals where such person: (1) conducted himself in good faith; and (2) reasonably believed that his conduct was in or at least not opposed to the corporation’s best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (4) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by W.S. 17-16-202(b)(v).

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee*	$1
Legal Fees and Expenses	60,000
Accounting Fees and Expenses*	40,000

Total*	$100,001

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

We have had the following sales of unregistered securities since our inception on June 22, 2009:

•	On June 22, 2009, the Company issued 10,000,000 shares of common stock to the founder and president. The Company valued these shares at $0.001 per share for total deemed consideration of $10,000.
•	On various days from July 29, 2009 through September 30, 2009, the Company issued 530,000 shares for $0.02 per share to 73 investors for total consideration of $10,600.

On October 6, 2009 and December 2, 2009,  the Company issued 5,000 and 5,000,000 shares, respectively, for $0.02 per share to 2 investors for total consideration of $101,000.
•	On December 22, 2009, the Company issued to ImagiTrend Group LLC (“ImagiTrend”) 3,180,000 shares for product rights valued at $63,600 using a per share price of $0.02.

•	On December 23, 2009, the following stock was issued with the services and compensation being valued using a per share price of $0.02 for aggregate deemed consideration of $12,339.

o	James Burk - 137,100 shares for legal services in connection with the filing of this registration statement valued using a per share price of $0.02 for deemed consideration of $2,742

o	Michael Williams - 137,100 shares for legal services in connection with the filing of this registration statement valued using a per share price of $0.02 for deemed consideration of $2,742

o
Braxton Jones - 137,100 shares for compensation as secretary, a non-executive officer, valued using a per share price of $0.02 for deemed consideration of $2,742 [Shares cancelled when Mr. Jones left the Company.]

o	Diane Gerletti - 205,650 shares for compensation as office administrative assistant valued using a per share price of $0.02 for deemed consideration of $4133

•	On April 23, 2010, the Company issued 5,000,000 shares for $0.02 per share to one investors for total consideration of $100,000. The investor was Living Trust, Gordon Morris, Trustee.

For each separate issuance described under the major bullet points above, and thus for all issuances above, we relied upon the exemption from registration provided under Section 4(2) of the Securities Act of 1933.

We believed that Section 4(2) of the Securities Act of 1933 was available for each separate issuance transaction described above because:

o	None of these issuances involved underwriters, underwriting discounts or commissions.
o	Restrictive legends were and will be placed on all certificates issued as described above.
o	The distribution did not involve general solicitation or advertising.
o	The distributions were made only to investors who had a pre-existing relationship and who were sophisticated enough to evaluate the risks of the investment.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

o	Access to all our books and records.
o	Access to all material contracts and documents relating to our operations.
o	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

Further, on June 30, 2011, we rescinded the investment of one investor for whom we inadvertently accepted a subscription for 5,000 shares on October 6, 2010, after our registration statement was filed and have returned the investors $100 investment.

EXHIBITS

Item 3

1.	Articles of Incorporation EnviraTrends, Inc. *
2	Amendment to Articles of Incorporation of EnviraTrends, Inc. *
3	Amendment to Articles of Incorporation of EnviraTrends, Inc. *
4.	Bylaws of EnviraTrends, Inc. *
5.	Articles of Correction of EnviraTrends, Inc. ***
6.	Qualification of EnviraTrends, Inc. to do business as foreign corporation in Florida ***

Item 4

1.	Form of common stock Certificate of the EnviraTrends, Inc. ***

Item 5

1.	Legal Opinion of Williams Law Group, P.A. *******

Item 10

1.	Agreement with ImagiTrend Group LLC *
2.	Employment Agreement with Russell Haraburda *
3.	Employment Agreement with Russell Haraburda, as amended ***

4.	Terms of Sublease ***
5.	Agreement with Dragon Sino Limited *****
6.	Agreement with China Ventures Inc *****
7.	Letter with Dragon Sino Limited ****
8.	Letter with China Ventures Inc ****

Item 16

1.	Letter from Meeks International, LLC *****

Item 23

1.	Consent of Gruber & Company LLC ******
2.	Consent of Williams Law Group, P.A. (included in Exhibit 5.1) ******

*  Filed as exhibits to Registration Statement on Form S-1 filed 12/30/2009
**  Filed as exhibits to Registration Statement on Form S-1/A filed 8/12/2010
***  Filed as exhibits to Registration Statement on Form S-1A filed 11/12/2010
****  Filed as exhibits to Registration Statement on Form S-1A filed 5/11/2011
***** Filed as exhibits to Registration Statement on Form S-1A filed 8/2/2011
****** Filed as exhibits to Registration Statement on Form S-1A filed 9/2/2011
******* Filed herewith

All other Exhibits called for by Rule 601 of Regulation SK are not applicable to this filing.

 (1)  Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Sarasota FL on September 14, 2011.

EnviraTrends, Inc.

	Name	Date	Signature
By:	Russell Haraburda, President,	September 14, 2011.	/s/ Russell Haraburda
Chief Executive Officer and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	NAME	TITLE	DATE
/s/ Russell Haraburda	Russell Haraburda	President and Director,	September 14, 2011.
Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer

/s/ Roger Prasad	Roger Prasad	Director	September 14, 2011.